Exhibit 99.2

NovaDel Announces Positive Results from Pilot Study of Zolpidem Oral Spray vs. Ambien® Tablets

-Company Plans to Launch Pivotal Trial in First Quarter 2007-

Flemington, NJ, October 31, 2006 – NovaDel Pharma Inc. (AMEX: NVD) today announced positive results from a pilot pharmacokinetic study comparing its new and improved formulation of Zolpidem Oral Spray to Ambien® tablets. Zolpidem is the active ingredient in Ambien®, Sanofi-Aventis’ leading treatment for insomnia.

In the study, subjects received Zolpidem Oral Spray or Ambien® tablets in 5mg or 10mg doses. For fasting subjects, fifteen minutes after dosing, 80% of subjects using Zolpidem Oral Spray achieved blood concentrations of greater than 20 ng/ml, compared to 33% of subjects in the 5mg Ambien® tablet group and 40% of subjects in the 10mg Ambien® tablet group. The difference between the oral spray groups and tablet groups was statistically significant (p=0.016). Twenty ng/ml is a level generally believed to approximate the lower limit of the therapeutic range for zolpidem. Additionally, drug concentrations were measured at five and ten minutes post-dosing. At these early time points, the oral spray groups achieved drug levels five-to-thirty times greater than subjects in the corresponding tablet groups. These differences were also statistically significant.

“The performance of Zolpidem Oral Spray in this study indicates that this formulation has the potential for faster induction of sleep when compared to Ambien® tablets,” said Dr. Thomas Roth, Chief of Sleep Medicine at Henry Ford Hospital in Detroit, Michigan, the former Chair of the National Center of Sleep Disorders Research of the National Institutes of Health, Chairman of the World Health Organization (WHO) worldwide project on sleep and health. “Insomnia is a frustrating, often debilitating condition, and there is a real need for improved products to bring faster onset of sleep to these patients.”

“We expect that faster achievement of therapeutic drug concentration levels will translate into more rapid onset of sleep, which is a key objective for any sleeping medication being developed,” stated Jan Egberts, M.D., President and CEO of NovaDel. “This study once again demonstrates the potential of NovaDel’s oral spray technology to provide considerable benefits to patients in the form of faster-acting and more convenient dosing options. Based on these results, we plan to advance Zolpidem Oral Spray into pivotal trials in the first quarter of 2007 and submit a 505(b)(2) New Drug Application with the U.S. Food & Drug Administration by the end of the second quarter of next year.”

Study Design and Results

Zolpidem Oral Spray was evaluated in a pharmacokinetic/pharmacodynamic study. This was a crossover study comparing 10mg oral spray, 10mg tablet, 5mg oral spray, and 5mg tablet doses under fasting conditions. The 10mg oral spray group was also evaluated under fed conditions. Ten healthy male volunteers completed the study. The study’s endpoints included maximum concentration of drug (Cmax); time to the maximum concentration (Tmax); Area-under-the-Curve (AUC); and other pharmacokinetic parameters.

The pharmacokinetic evaluations also included parameters of early drug absorption. Under fasting conditions, the oral spray groups demonstrated consistently faster drug absorption than the tablet groups, while Cmax and relative bioavailability achieved in the oral spray groups were comparable to those in the tablet groups. Zolpidem Oral Spray was well tolerated.

Researchers administered the Digit Symbol Substitution Test (DSST) to all participants. The DSST is a complex test, and a reduction in DSST score is seen as an indicator of sleepiness and sedation. For fasting subjects, results showed that as early as 13 minutes post-dosing, the 5mg and 10mg oral spray groups achieved statistically significant treatment differences in reduction in DSST scores when compared to the 10mg tablet group (p=0.009 and p=0.003, respectively). At 8 hours post-dosing, DSST scores for oral spray and tablet groups were comparable, suggesting similar next-day residual effect in the oral spray group and the tablet group.

About Insomnia

According to the National Institutes of Health, more than 70 million Americans experience insomnia. An estimated $14 billion is spent each year on the direct costs of insomnia, which include treatment, healthcare services and hospital and nursing home care. Indirect costs, including lost work days, property damage from accidents, and transportation to and from healthcare providers, is estimated at $28 billion annually. Insomnia sufferers experience inadequate or poor quality sleep and report one or more of the following: difficulty initiating sleep, difficulty maintaining sleep, and waking up too early. The insomnia market is approximately $3 billion, with Ambien® leading the market. Analysts predict that the insomnia market will reach $4 billion by the year 2010.

Ambien® is a registered trademark of Sanofi-Aventis.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc.

Michael Spicer (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

(508) 647 – 0209